Exhibit 99.1

PRESS RELEASE

Date: November 24, 2009	Contact:	Donna Luedtke
Website: www.cubicenergyinc.com		Investor Relations
Phone: (972) 686-0369	Email:	donna@cubicenergyinc.com

Cubic Energy, Inc. Acquires $30,952,810 In Drilling Credits

DALLAS, TX — Cubic Energy, Inc. (NYSE Amex: QBC) (“Cubic” or the “Company”) announces that it has entered into transactions with Tauren Exploration, Inc. (“Tauren”) and an affiliate of Tauren, both of which are entities controlled by Calvin Wallen III, the Chief Executive Officer of the Company, under which Cubic has acquired $30,952,810 in pre-paid drilling credits (the “Drilling Credits”) applicable towards the development of its Haynesville Shale rights in Northwest Louisiana.  These Drilling Credits were previously acquired by Tauren in connection with the sale of a majority of its Haynesville Shale rights in Northwest Louisiana.  Cubic will use the Drilling Credits to fund $30,952,810 of its share of the drilling and completion costs for those horizontal Haynesville Shale wells drilled in sections previously operated by an affiliate of the Company which are now operated by a third party with significant Haynesville Shale operations experience.

As consideration for the Drilling Credits, the Company, (I). has conveyed to Tauren a net overriding royalty interest of approximately 2% in its leasehold rights below the Taylor Sand formation of the Cotton Valley; and (II). has agreed to issue to an affiliate of Tauren 10,350,000 Company common shares and preferred stock in the amount of $10,350,000, convertible into Company common shares at $1.20 per common share, five year conversion term, with such issuance of the common shares and the preferred stock dependent upon the approval of the Company’s additional listing application with the NYSE Amex.

As a result of the transactions between the Company and Tauren, Wells Fargo Energy Capital (“WFEC”) has provided the Company an additional extension until January 1, 2010 to allow for continued negotiations as to a potential Credit Facility amendment.

Calvin Wallen III states, “The breadth of the Drilling Credits and its potential impact on reserves and cash flow, coupled with the new operator’s capabilities, is a major step in taking Cubic to the next level”.

Cubic Energy, Inc. is an independent company engaged in the development and production of, and exploration for, crude oil and natural gas. The Company’s oil and gas assets and activity are concentrated primarily in the Haynesville Shale Play located in Northwest Louisiana. Additional information can be found on Cubic’s website at: www.cubicenergyinc.com.

This press release includes statements, which may constitute “forward-looking’’ statements, usually containing the words “believe’’, “estimate’’, “project’’, “expect’’, or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital for development of mineral projects and other projects, obtaining the necessary financing for the general operations of the Company, the Company’s ability to negotiate and finalize an amendment to its current Credit Facility, dependency on pipelines in which to sell the Company’s natural gas it produces, reliance on third party operators and contractors to drill wells, develop the production infrastructure and in the performance of well completion work, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release. There can be no assurance that any future activities and/or transactions mentioned in this press release will occur as planned.  Cubic can not guarantee any level of production from its wells.